                                                                    EXHIBIT 99.2

                   OFFICE OF THE COMPTROLLER OF THE CURRENCY
                            Washington, D. C. 20219


                                 FORM  10-QSB

Mark One
  [x] Quarterly Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the quarterly period ended March 31, 2001

                                      Or

  [_] Transition Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from ___________ to _____________.

  Commission File Number:  N/A


                            REPUBLIC NATIONAL BANK
       (Exact name of small business issuer as specified in its charter)

             United States                                  76-0581832
    (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                     Identification No.)

                               6809 FM 1960 West
                                Houston, Texas
                   (Address of principal executive offices)

                                     77069
                                  (Zip Code)

                                 281-315-1100
                          (Issuer's telephone number)

  Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act ("Act") during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

          Yes    X                                No ________
             ----------

  As of May 10, 2001, there were 1,922,000 shares of the registrant's common stock, par value $1.00 per share outstanding.

         CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities, benefits from new technology, plans and objectives of management, and other matters. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements include, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this document, are necessarily estimates reflecting the best judgment of the senior management of Republic National Bank (the "Bank") and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

     . changes in interest rates and market prices, which could reduce the Bank's net interest margins, asset valuations and expense expectations;

     . the timing, impact and other uncertainties of the Bank's ability to establish a significant presence in new geographic service areas and capitalize on growth opportunities;

     . the failure of assumptions underlying the establishment of and provisions made to the allowance for loan losses;

     . changes in statutes and government regulations or their interpretations applicable to national banks;

     . the effects of vigorous competition in the markets in which the Bank operates, including the impact on revenues and earnings of competitive changes to existing price structures and underlying interest rates;

     . requirements imposed (or latitude allowed to competitors) by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, or state regulatory bodies;

     . general economic or business conditions that may be less favorable than expected, resulting in, among other things, lower than expected revenues or greater than expected credit problems among the bank's customer and potential customer base;

     . the ability of the Bank to acquire, operate and maintain cost effective and efficient systems without incurring unexpectedly difficult or expensive but necessary technological changes;

     . the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensations levels; and

     .  adverse changes in debt and capital markets.

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document and the other documents incorporated herein by reference. All written and oral forward-looking statements attributable to the Bank are expressly qualified in their entirety by these cautionary statements. The Bank undertakes no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                            REPUBLIC NATIONAL BANK

                             Index to Form 10-QSB

PART I.                                                                        PAGE NO.
                                                                               --------
ITEM 1.     Financial Statements

               Balance Sheets
               March 31, 2001 (unaudited) and December 31, 2000............         4

               Statements of Operations - Unaudited
               Three Months ended March 31, 2001 and 2000..................         5

               Statement of Changes in Shareholders' Equity - Unaudited
               Three Months ended March 31, 2001...........................         6

               Statements of Cash Flows - Unaudited
               Three Months ended March 31, 2001 and 2000..................         7

               Condensed Notes to Unaudited Interim Financial Statements...         8

ITEM 2.     Management's Discussion and Analysis of Financial Condition and
            Results of Operations..........................................         9

PART II.

ITEM 1.     Legal Proceedings..............................................        17

ITEM 2.     Changes in Securities and Use of Proceeds......................        17

ITEM 3.     Defaults Upon Senior Securities................................        17

ITEM 4.     Submission of Matters to a Vote of Security Holders............        17

ITEM 5.     Other Information..............................................        17

ITEM 6.     Exhibits and Reports on Form 8-K...............................        17

SIGNATURES.................................................................        18

                                    Part I.

ITEM 1.

Financial Statements
Republic National Bank
Balance Sheets

(Dollars in thousands, except share data)                                March 31, 2001       December 31, 2000
-----------------------------------------------------------------------------------------------------------------
                                                                           (unaudited)
Assets
Cash and due from banks                                                  $     13,748            $     11,811
Federal funds sold                                                             24,327                   6,303
-----------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                           38,075                  18,114

Investment securities held to maturity                                          1,485                   3,477
Federal Reserve stock                                                             593                     593

Loans                                                                         199,378                 183,559
Less:  Allowance for loan losses                                               (1,993)                 (1,836)
-----------------------------------------------------------------------------------------------------------------
Loans, net                                                                    197,385                 181,723

Premises and equipment, net                                                     5,873                   5,516
Accrued interest receivable                                                     1,074                   1,153
Other assets                                                                      737                     750
-----------------------------------------------------------------------------------------------------------------
     Total assets                                                        $    245,222            $    211,326
=================================================================================================================

Liabilities and shareholders' equity
Liabilities:
Deposits:
   Noninterest-bearing                                                   $     60,902            $     52,547
   Interest-bearing                                                           162,227                 137,550
-----------------------------------------------------------------------------------------------------------------
     Total deposits                                                           223,129                 190,097
Accrued interest payable                                                          580                     459
Other liabilities                                                                 452                     178
-----------------------------------------------------------------------------------------------------------------
     Total liabilities                                                        224,161                 190,734
-----------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Shareholders' equity
   Common stock, $1 par value; 5,000,000 shares authorized,
   1,922,000 shares issued and outstanding as of March 31, 2001
   and December 31, 2000                                                        1,922                   1,922

   Additional paid-in capital                                                  19,098                  19,098
   Retained earnings (deficit)                                                     41                    (428)
-----------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                21,061                  20,592
-----------------------------------------------------------------------------------------------------------------

     Total liabilities and shareholders' equity                          $    245,222            $    211,326
=================================================================================================================

           See accompanying condensed notes to financial statements.

Republic National Bank
Statements of Operations

                                                                    Three months ended March 31,
------------------------------------------------------------------------------------------------
(Dollars in thousands, except share data)                                 2001           2000
------------------------------------------------------------------------------------------------
                                                                               (unaudited)
Interest income:
   Loans, including fees                                               $    4,444     $    1,952
   Federal Reserve stock                                                        9              5
   Investment securities held to maturity                                      34             64
   Interest on federal funds sold and interest-bearing
     deposits in financial institutions                                       113            178
------------------------------------------------------------------------------------------------
       Total interest income                                                4,600          2,199
------------------------------------------------------------------------------------------------
Interest expense:
   Interest on interest-bearing deposits                                    1,988            820
   Other                                                                        3              -
------------------------------------------------------------------------------------------------
       Total interest expense                                               1,991            820
------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses                        2,609          1,379
Provision for loan losses                                                     148            268
------------------------------------------------------------------------------------------------
       Net interest income after provision for loan losses                  2,461          1,111
------------------------------------------------------------------------------------------------
Noninterest income:
   Service charges on deposits                                                172             76
   Other noninterest income                                                   102             40
------------------------------------------------------------------------------------------------
       Total noninterest income                                               274            116
------------------------------------------------------------------------------------------------
Noninterest expense:
   Salaries and benefits                                                    1,179            782
   Occupancy, net                                                             288            241
   Premises and equipment expense                                              79             52
   Service bureau fees                                                         93             60
   Data processing fees                                                        48             34
   Other                                                                      339            219
------------------------------------------------------------------------------------------------
       Total noninterest expense                                            2,026          1,388
------------------------------------------------------------------------------------------------
Income (loss) before income tax provision (benefit)                           709           (161)
Federal income tax provision (benefit)
   Current                                                                    228            (97)
   Deferred                                                                    12             42
------------------------------------------------------------------------------------------------
       Total federal income tax provision (benefit)                           240            (55)
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Net income (loss)                                                      $      469     $     (106)
================================================================================================
Earnings (loss) per share:
   Basic                                                               $     0.24     $    (0.09)
   Diluted                                                             $     0.24     $    (0.09)

Shares used in computing per share data:
   Basic                                                                1,922,000      1,206,000
   Diluted                                                              1,936,000      1,211,000



           See accompanying condensed notes to financial statements

Republic National Bank
Statement of Changes in Shareholders' Equity





                                                            Common stock                                         Total
                                                        -------------------      Additional     Accumulated   shareholders'
(Dollars in thousands, except share data)                Shares     Dollars    Paid-in capital    deficit        equity
---------------------------------------------------------------------------------------------------------------------------
                                                                                   (unaudited)
Balance at December 31, 2000                            1,922,000   $ 1,922          $19,098        $(428)        $20,592

Net income for period ended 03/31/2001                          -         -                -          469             469
---------------------------------------------------------------------------------------------------------------------------

Balance at March 31, 2001                               1,922,000   $ 1,922          $19,098        $  41         $21,061
---------------------------------------------------------------------------------------------------------------------------

           See accompanying condensed notes to financial statements.

Republic National Bank
Statements of Cash Flows

                                                                                          Three months ended March 31,
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                         2001             2000
----------------------------------------------------------------------------------------------------------------------
                                                                                                    (unaudited)
Cash flows from operating activities:
   Net income (loss)                                                                          $    469        $   (106)
     Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
        Depreciation                                                                               102              82
        Net accretion on investment securities                                                      (2)             (2)
        Loans charged off                                                                          (13)              -
        Provision for loan losses                                                                  148             268
        Deferred Federal income tax provision                                                       12              42
        Decrease (increase) in accrued interest receivable                                          79             (64)
        Decrease in other assets                                                                    13              97
        Increase in accrued interest payable                                                       121              12
        Increase in other liabilities                                                              262             695
----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                        1,191           1,024
----------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Net increase in loans                                                                       (15,819)        (26,837)
   Proceeds from maturity of investment securities                                               1,994               -
   Recoveries of charged off loans                                                                  22               -
   Purchases of bank premises and equipment                                                       (459)         (1,043)
----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                          (14,262)        (27,880)
----------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
   Net increase in deposit accounts                                                             33,032          14,042
   Proceeds from the sale of common stock                                                            -           7,000
----------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                       33,032          21,042
----------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                                            19,961          (5,815)

Cash and cash equivalents at beginning of period                                                18,114          29,715
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                                    $ 38,075        $ 23,900
======================================================================================================================
Supplemental disclosure of cash flow information:
   Cash paid for interest                                                                     $  1,869        $    808


           See accompanying condensed notes to financial statements

                            REPUBLIC NATIONAL BANK

           CONDENSED NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

                                MARCH 31, 2001



(1)  Basis of presentation

     In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary to present fairly the Bank's financial position at March 31, 2001 and December 31, 2000, operations for the three months ended March 31, 2001 and 2000, cash flows for the three months ended March 31, 2001 and March 31, 2000 and the changes in shareholders' equity for the three months ended March 31, 2001. These statements should be read in conjunction with the financial statements and accompanying notes included in our Annual Report on Form 10-KSB for the year ended December 31, 2000. The results of operations for the first three months of 2001 are not necessarily indicative of the results of operations or cash flows for a full-year period.

(2)  Provision for loan losses

     The allowance for loan losses is based on management's evaluation of the loan portfolio under current economic conditions and such other factors as, in management's best judgement, deserve recognition in determining the allowance and resultant provision for losses.

     The real estate properties securing a portion of the Bank's loans are primarily located in the Houston, Texas area. Accordingly, the ultimate collectibility of a portion of the Bank's loan portfolio is susceptible to changes in market conditions in the area.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan losses, future additions to the allowance account may be necessary based on changes in economic conditions and regulatory environment.

(3)  Earnings (loss) per share

     Earnings (loss) per share (EPS) computations are as follows:

                                                                       Three months ended                  Three months ended
                                                                         March 31, 2001                      March 31, 2000
                                                                         --------------                      --------------
     (Dollars in thousands, except per share data)                Basic EPS        Diluted EPS        Basic EPS        Diluted EPS
                                                                                             (unaudited)
     Net income (loss) available to common shareholders           $      469       $      469        $     (106)       $     (106)
     ----------------------------------------------------------------------------------------------------------------------------
     Weighted-average shares outstanding                           1,922,000        1,922,000         1,206,000         1,206,000
     ----------------------------------------------------------------------------------------------------------------------------
     Weighted-average dilutive effect of stock option plans              N/A           14,000               N/A             5,000
     ----------------------------------------------------------------------------------------------------------------------------
     Adjusted weighted-average shares outstanding                  1,922,000        1,936,000         1,206,000         1,211,000
     ----------------------------------------------------------------------------------------------------------------------------
     Earnings (loss) per share                                    $     0.24       $     0.24        $   ( 0.09)       $   ( 0.09)
     ----------------------------------------------------------------------------------------------------------------------------

(4)  Recent financial accounting standards

The Financial Accounting Standards Board's Statement No. 133 (Statement 133), Accounting for Derivative Instruments and for Hedging Activities, requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement 133 requires that changes in fair value of a derivative be recognized currently in earnings unless specific hedge accounting criteria are met. Upon implementation of Statement 133, hedging relationships may be redesignated and securities held to maturity may be transferred to available for sale or trading. The Financial Accounting Standards Board's Statement No. 137 (Statement 137), Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of Statement No. 133, deferred the effective date of Statement 133 to fiscal years beginning after June 15, 2000. The Financial Accounting Standards Board's Statement No. 138 (Statement 138), Accounting for Certain Derivative Instruments and Certain Hedging Activities, amended the accounting and reporting under Statement 133 for certain derivative instruments, hedging activities, and decisions made by the Derivatives Implementation Group. The Bank adopted these statements on January 1, 2001. The implementation of Statement 133 did not have an impact on its financial statements.

The Financial Accounting Standards Board's Statement No. 140 (Statement 140), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liability, replaced the Financial Accounting Standards Board's Statement No. 125 (Statement 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, but carries over most of Statement 125's provisions without change. Statement 140 elaborates on the qualifications necessary for a special-purpose entity, clarifies sales accounting criteria in certain circumstances, refines accounting for collateral, and adds disclosures for collateral, securitizations, and retained interests in securitized assets. This statement should be applied prospectively and is effective for transactions occurring after March 31, 2001. Disclosure requirements of this statement and any changes in accounting for collateral are effective for fiscal years ending after December 15, 2000. The Bank does not expect that adoption of Statement 140 will have a material impact on its financial statements.



ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

The Bank is a national banking association which began operations on November 13, 1998. The Bank offers a diversified range of commercial and personal banking products and services to small- and medium-sized businesses and consumers located primarily in the Houston metropolitan area. The Bank presently has four (4) full-service banking offices located in Houston. The Bank expects to open a fifth banking office in the third quarter of 2001 in the Highway 290, Beltway 8 area of Northwest Houston. The Bank offers checking accounts, savings accounts, certificates of deposit, bank-by-mail and 24-hour depository facilities, drive-up banking, cashier's checks, travelers checks, savings bonds, consumer loans, commercial loans, commercial payroll accounts, merchant bank card services, cash management services, safe deposit boxes and online banking services. The Bank's business emphasis is to provide personal, responsive and dependable banking services to individuals, professionals and owner-operated businesses. The Bank does not presently offer trust services. Through Star-NET, the Bank's online banking product, customers can view their account information, transfer funds and download information to a personal finance software program. Online bill payment services are also available for an additional fee.

Total assets at March 31, 2001 and December 31, 2000 were $245.2 million and $211.3 million, respectively. Loans were $199.4 million at March 31, 2001, an increase of $15.8 million or 8.6% from the $183.6 million at December 31, 2000. This growth was primarily due to a strong local economy and the efforts of our officers.


RESULTS OF OPERATIONS

Interest income

Interest income for the three months ended March 31, 2001 was $4.6 million, an increase of $2.4 million, or 109.2%, from the three months ended March 31, 2000. The increase in interest income was due almost entirely to an increase in the average earning asset base. A decrease in rates (32 basis points), and a difference of one day during the period, accounted for a reduction of $52,000 of the increase.

Interest expense

Interest expense on deposits and other borrowings was $2.0 million for the three months ended March 31, 2001, compared to $820,000 for the three months ended March 31, 2000. The increase in interest expense was primarily attributable to an increase of $76.3 million in the average interest-bearing liabilities from the first three month period in 2001 compared with the same period in 2000. The average rate paid on interest-bearing liabilities was 5.45% for the three month period ended March 31, 2001, an increase of 87 basis points when compared to the same period in 2000.

Net interest income

Net interest income for the three months ended March 31, 2001 was $2.6 million, compared to $1.4 million for the three months ended March 31, 2000, an increase of 85.7%. Growth in average loan balances primarily accounted for the increase in net interest income for the three month period ended March 31, 2001 compared to the same period in 2000.

The net interest margin was 5.28% for the three months ended March 31, 2001, compared with 5.60% in the same period of 2000. The 32 basis point decrease was due to a reduction in interest rates during the three month period ended March 31, 2001.

The following table presents for the periods indicated, the total dollar amount of interest income on loans, from the average interest-earning assets and the resultant yields, as well as the interest expense on the average interest-bearing liabilities, expressed in both dollars and rates. No tax equivalent adjustments are reflected in the table and all average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.




                                                                          Three months ended March 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                        2001                                             2000
------------------------------------------------------------------------------------------------------------------------------------
                                              Average                         Average          Average                      Average
                                            outstanding      Interest         yield/         outstanding      Interest       yield/
                                              balance     income/expense     rate (1)          balance     income/expense   rate (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   (unaudited)
Assets:
Interest-earning assets
  Loans                                      $ 189,655      $    4,444         9.50%          $  82,215       $  1,952         9.55%
------------------------------------------------------------------------------------------------------------------------------------
  Investment securities                          2,821              43         6.22               4,347             69         6.39
  Time deposits                                     29               1         5.29                   -              -            -
  Federal funds sold                             8,053             112         5.65              12,305            178         5.83
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing assets                $ 200,558      $    4,600         9.30%          $  98,867       $  2,199         8.95%
------------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                         12,727                                            7,597
Premises and equipment                           5,652                                            4,555
Other assets                                     2,650                                            1,889
Allowance for loan losses                      (1,899)                                            (788)
------------------------------------------------------------------------------------------------------------------------------------
     Total assets                            $ 219,688                                        $ 112,120
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
Interest-bearing liabilities
  Savings                                    $   1,107      $        5         1.89%          $     541       $      1         2.05%
  Money market checking and savings             71,016             783         4.47              45,647            491         4.33
  Time deposits                                 75,919           1,200         6.16              25,744            328         5.12
------------------------------------------------------------------------------------------------------------------------------------
  Total savings and time deposits            $ 148,042      $    1,988         5.45%          $  71,932       $    820         4.58%
------------------------------------------------------------------------------------------------------------------------------------
Repurchase agreements and other
  borrowed funds                                   223               3         5.84                   0              0            0
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities         $ 148,265      $    1,991         5.45%          $  71,932       $    820         4.58%
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
  Demand deposits                               49,080                                           27,169
  Other liabilities                              1,327                                            2,148
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                            198,672                                          101,249
------------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                            21,016                                           10,871
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and equity               $ 219,688                                        $ 112,120
====================================================================================================================================
Net interest income                                         $    2,609                                        $  1,379
====================================================================================================================================
Net yield on interest-earning assets                                           5.28%                                           5.60%
====================================================================================================================================

     (1)  Annualized

     The following unaudited table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to outstanding balances, the volatility of interest rates and the change in number of days due to the leap year.

                                                                    Three months ended March 31, 2001 vs. 2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                 Increase (decrease)
                                                                   Due to change in
                                                   -------------------------------------------------
(Dollars in thousands)                                  Volume           Rate           Days            Rate/Volume         Total
------------------------------------------------------------------------------------------------------------------------------------
Interest income
  Loans                                                 $2,530           $ (23)          $(21)            $       6         $2,492
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
  Investment securities                                    (24)             (1)            (1)                     -           (26)
  Time deposits                                              1               -              -                      -             1
  Federal funds sold                                       (61)             (4)            (2)                     1           (66)
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets                        2,446             (28)           (24)                     7         2,401
------------------------------------------------------------------------------------------------------------------------------------
Interest expense
  Savings                                                    4               -              -                      0             4
  Money market checking and savings                        269              27             (5)                     1           292
  Time deposits                                            635             240             (4)                     1           872
------------------------------------------------------------------------------------------------------------------------------------
    Total savings and time deposits                        908             267             (9)                     2         1,168
------------------------------------------------------------------------------------------------------------------------------------
  Repurchase agreements and other borrowed funds             3               -              -                      -             3
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities                     911             267             (9)                     2         1,171
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Changes in net interest income                          $1,535          $(295)           $(15)            $        5        $1,230
====================================================================================================================================


     Provision for loan losses

     The provision for loan losses was $148,000 for the three months ended March 31, 2001 and $268,000 for the three months ended March 31, 2000, a decrease of $120,000 or 44.8%. The Bank has recorded a provision so that the reserve equals at least one (1%) percent of the outstanding loans at all times. Although no assurance can be given, management believes that the present allowance for loan losses is adequate to cover losses inherent in the loan portfolio at March 31, 2001 considering loss experience, delinquency trends and current economic conditions. Management regularly reviews the Bank's loan loss allowance as its loan portfolio grows and diversifies. (See..."Financial Condition--Allowance for Loan Losses")

     Noninterest income

     Noninterest income is an important source of revenue for financial institutions. The Bank's primary source of noninterest income is service charges on deposit accounts and other banking service-related fees. Noninterest income for the three months ended March 31, 2001 and 2000 was $274,000 and $116,000, respectively, an increase of $158,000 or 136.2%. The increase was primarily due to growth in the number of customers and services rendered. Noninterest income as a percent of net interest income, after provision for loan losses, was 11.1% and 10.4% for the three months ended March 31, 2001 and 2000, respectively.

     Noninterest expense

     For the three months ended March 31, 2001, noninterest expense totaled $2.0 million, an increase of $640,000, or 45.7% from the $1.4 million during the three months ended March 31, 2000. The growth in noninterest expense was primarily due to an increase in employee compensation and benefits. All noninterest expense categories reflected increases due to the Bank's continued growth and the need to provide services to effectively accommodate such growth.

     Noninterest expense for the three months ended March 31, 2001 and 2000 is summarized as follows:

                                                        Three months ended March 31,
-------------------------------------------------------------------------------------------------------------------
  (Dollars in thousands)                                  2001              2000           % Increased
-------------------------------------------------------------------------------------------------------------------
                                                                 (unaudited)
  Employee compensation and benefits                     $1,179            $  782              50.8%
  Net occupancy expenses                                    288               241              19.5%
  Data processing equipment and technology                   48                34              41.2%
  Data service bureau                                        93                60              55.0%
  Other expenses                                            418               271              54.2%
-----------------------------------------------------------------------------------------------------------------
     Total noninterest expense                           $2,026            $1,388              46.0%
=================================================================================================================



     FINANCIAL CONDITION

     Total assets increased to $245.2 million at March 31, 2001, up $33.9 million or 16.0% from $211.3 million at December 31, 2000.

     Loan growth represented a primary part of the asset growth. Total loans of $199.4 million grew $15.8 million or 8.6% over the $183.6 million in loans at December 31, 2000. Growth in cash and cash equivalents accounted for the remaining asset growth.

     The following table summarizes the Bank's loan portfolio by type as of March 31, 2001 and December 31, 2000:


                                             March 31, 2001                   December 31, 2000
     ------------------------------------------------------------------------------------------------
      (Dollars in thousands)            Amount            Percent         Amount             Percent
     ------------------------------------------------------------------------------------------------
                                                                (unaudited)
      Commercial                       $ 83,240             41.8%         $ 76,872             41.9%
      Real estate                        96,955             48.6%           91,720             50.0%
      Individual                         17,703              8.9%           13,762              7.5%
      Other                               1,480              0.7%            1,205              0.6%
     ------------------------------------------------------------------------------------------------
      Total loans                      $199,378            100.0%         $183,559            100.0%
     ================================================================================================


     The Bank's primary lending focus is on commercial loans and owner-occupied real estate loans to local businesses. Typically, the Bank's customers have financing requirements between $100,000 and $500,000. The Bank makes commercial loans primarily to small- and medium-sized businesses and to professionals. The Bank offers a variety of commercial loan products including revolving lines of credit, letters of credit, working capital loans and loans to finance accounts receivable, inventory and equipment. Many of the Bank's commercial loans have floating rates, are for varying terms (generally not exceeding three years), are personally guaranteed by the business owner and are secured by accounts receivable, inventory and/or other business assets. In addition to commercial loans secured solely by non-real estate business assets, the Bank makes commercial loans that are secured by owner-occupied real estate, as well as other business assets. The Bank's commercial mortgage loans are secured by first liens on real estate, typically have floating interest rates and amortize over a 15 year period with balloon payments due at the end of three years.

  In underwriting commercial real property loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the borrower's financial condition. The Bank makes loans to finance the construction of residential and, to a lesser extent, nonresidential properties. Construction loans generally are secured by first liens on real estate and have floating interest rates. The Bank conducts periodic inspections, either directly or through an architect or other agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above with respect to commercial real property are also used in the Bank's construction lending activities. The Bank also makes automobile, boat, home improvement and other loans to consumers, primarily those who have other deposit or loan relationships with the Bank.


  Nonperforming assets

  The Bank has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. The Bank has established underwriting guidelines to be followed by its officers, and, when applicable, will also monitor delinquency levels for any negative or adverse trends. The Bank's loan review procedures include approval of lending policies and underwriting guidelines by the Board of Directors, annual independent loan review, approval of large credit relationships by the Bank's loan committee and loan quality documentation procedures. There can be no assurance, however, that the Bank's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

  A loan is placed on nonaccrual status when the loan reaches a past due status of at least 90 days or the loan officer believes the loan may be partially uncollectible. At March 31, 2001, the Bank had one nonaccrual loan amounting to approximately $244,000. There were no nonaccrual loans at December 31, 2000. At March 31, 2001 and December 31, 2000, the Bank had one restructured loan in the amount of $235,000.


  Allowance for loan losses

  The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established an allowance for loan losses which it believes is adequate for estimated losses in the Bank's loan portfolio. The Bank follows a loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, the Bank maintains an internally classified loan watch list which, along with a delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. In making its evaluation, management considers factors such as growth in the loan portfolio, the diversification by industry of the Bank's commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security and the evaluation of its loan portfolio by the loan review function. Charge-offs occur when a loan is deemed to be uncollectible.

  The allowance for loan losses at March 31, 2001 was $2.0 million compared with $1.8 million at December 31, 2000. Each of the foregoing amounts constitutes 1.0% of loans outstanding at the respective reporting dates. Management and the directors of the Bank committed to regulators during the Bank's charter application process that the Bank will maintain, for the foreseeable future, a reserve amount of at least 1.0% of loans outstanding as a safeguard against the possibility of losses derived from the Bank's loan portfolio. As of March 31, 2001 and December 31, 2000, $508,000 and $673,000, respectively, of loans had been classified as "Impaired". Loans which are impaired are those loans with clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources, or poor financial condition, any or all of which may jeopardize recoverability of the debt.

  The following table presents an analysis of the allowance for loan losses and other related data for the three months ended March 31, 2001 and the year ended December 31, 2000:

                                              Three months ended           Year ended
            (Dollars in thousands)              March 31, 2001          December 31, 2000
           -------------------------------------------------------------------------------
                                                 (unaudited)
            Balance, beginning of period             $1,836                   $  716
            Provision for loan losses                   148                    1,204
            Loans charged off                           (13)                     (84)
            Recoveries                                   22                        -
           -------------------------------------------------------------------------------
            Net recoveries (charge offs)                  9                      (84)
            Balance, end of period                   $1,993                   $1,836
           ===============================================================================


  The following table describes the allocation of the allowance for loan losses among various categories of loans and provides certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from loans.

       (Dollars in thousands)                                   March 31, 2001      December 31, 2000
    --------------------------------------------------------------------------------------------------
                                                                 (unaudited)
       Balance of allowance for loan losses applicable to:
         Commercial and industrial                                       $  792           $  750
         Real Estate                                                        805              739
         Individual                                                         147               94
         Unallocated                                                        249              253
    --------------------------------------------------------------------------------------------------
            Total allowance for loan losses                              $1,993           $1,836
    ==================================================================================================


  Where management is able to identify specific loans or categories of loans where specific amounts of allowance are required, allocations are assigned to those loans. Federal regulators also require that a bank maintain an allowance that is sufficient to absorb an estimated amount of unidentified potential losses based on management's perception of economic conditions, loan portfolio growth, historical charge-off experience and exposure concentrations. Management of the Bank will monitor the above conditions and is committed to maintaining an adequate allowance


  Investment securities

  Based on management's assessment of the market environment and the Bank's financial condition, no security purchases were made during the year ended December 31, 2000 or the three months ended March 31, 2001 and a portion of the Bank's investment securities were called for redemption during the three months ended March 31, 2001 due to the downward movement in interest rates.

Investment securities held to maturity at March 31, 2001 and December 31, 2000 mature as follows:


                                                      March 31, 2001                           December 31, 2000
                                             ---------------------------------------------------------------------------
                                              Amortized              Market             Amortized              Market
(Dollars in thousands)                          cost                 value                 cost                 value
------------------------------------------------------------------------------------------------------------------------
                                                                         (unaudited)
Due in one year or less                      $      250            $    252             $     500              $     500
Due after one year through five years             1,235               1,258                 2,977                  2,983
Due after five years through ten years                -                   -                     -                      -
Due after ten years                                   -                   -                     -                      -
------------------------------------------------------------------------------------------------------------------------
                                             $    1,485            $  1,510             $   3,477              $   3,483
========================================================================================================================


Deposits

The Bank's deposits increased to $223.1 million at March 31, 2001, up from $190.1 million at December 31, 2000, an increase of $33.0 million or 17.4%. The increase was due to officers generating increased deposit activity. Management believes that the increase in noninterest-bearing deposits is even more significant, since noninterest-bearing demand deposits are typically an indicator of the sort of business banking relationships that constitute the Bank's target market. Noninterest-bearing deposits reached $60.9 million at March 31, 2001, up from $52.5 million at December 31, 2000, an increase of 16.0%. For the three months ended March 31, 2001, interest-bearing deposits increased $24.6 million or 17.9% from $137.6 million at December 31, 2000 to $162.2 million at March 31, 2001.

The daily average balances and weighted average rates paid on deposits for the three months ended March 31, 2001 and the year ended December 31, 2000 are presented below:

                                                     Three months ended                     Year ended
   (Dollars in thousands)                              March 31, 2001                   December 31, 2000
-----------------------------------------------------------------------------------------------------------
                                                                           (unaudited)
   Interest-bearing demand deposits              $ 71,016          4.47%           $ 57,342            4.79%
   Savings                                          1,107          1.89                 777            1.93
   Time                                            76,142          6.40              45,478            6.16
-----------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits             148,265          5.45             103,597            5.37
   Non-interest-bearing deposits                   49,080                            37,388
-----------------------------------------------------------------------------------------------------------
   Total deposits                                $197,345          4.09%           $140,985            3.98%
===========================================================================================================

Management believes the slight erosion of the demand versus time deposits will continue.


Liquidity and capital resources

Shareholders' equity, net of accumulated deficit, stood at $21.1 million at March 31, 2001, up $500,000 or 2.4% from $20.6 million at December 31, 2000. The ratio of shareholders' equity to total assets was 8.6% at March 31, 2001, compared with 9.7% on December 31, 2000. Management believes that shareholders' equity is generally consistent with projections made for the Bank's initial periods of operation.

Capital management consists of providing equity to support both current and future operations. The Bank is subject to capital adequacy requirements imposed by the Federal Reserve and the Office of the Comptroller of the Currency (OCC). Both the Federal Reserve and the OCC have adopted risk-based capital requirements. The following table provides a comparison of the Bank's leverage and risk weighted capital ratios as of March 31, 2001 with the minimum and well scapitalized regulatory standards:

                                                                                                            To be well capitalized
                                                                                                                under prompt
                                                                              For capital                     corrective action
                                            Actual                         adequacy purposes                      provisions
                                ------------------------------       ------------------------------       --------------------------
   (Dollars in thousands)           Amount             Ratio           Amount               Ratio           Amount           Ratio
------------------------------------------------------------------------------------------------------------------------------------
                                                                          (unaudited)
      Total capital                $23,054             12.2%           $15,122               8.0%           $18,903          10.0%
(to risk-weighted assets)

     Tier 1 capital                 21,061             11.1%             7,561               4.0%            11,342           6.0%
(to risk-weighted assets)

     Tier 1 capital                 21,061              9.6%             6,590               3.0%            10,984           5.0%
(to average assets)
====================================================================================================================================


                                   PART II.



ITEM 1.  LEGAL PROCEEDINGS

The Bank expects from time to time to become a party to or otherwise involved in legal proceedings arising in the normal course of business. Management does not believe that there is any pending or threatened proceeding against us which, if determined adversely, would have a material effect on our business, financial condition or results of operation.

ITEM 2.   CHANGES IN SECURITIES AND USE OF PROCEEDS

Not applicable.

ITEM 3.   EFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

ITEM 5.   OTHER INFORMATION

Not applicable.

ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K

(a) No reports on Form 8-K were filed by Republic National Bank during the three months ended March 31, 2001.

SIGNATURES

Pursuant to the regulations of the Office of the Comptroller of the Currency and in accordance with the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  Republic National Bank
                                  ----------------------
                                   (Registrant)



                                  By: /s/  C. P. Bryan
                                  ----------------------
                                  C. P. Bryan
                                  Chairman of the Board, President and
                                  Chief Executive Officer



                                  By: /s/Stanley H. Florance
                                     -------------------
                                  Stanley H. Florance
                                  Executive Vice President-Administration and
                                  Chief Financial Officer


                                  Dated:  May 11, 2001